Exhibit 99.1

Main Street Banks Reports Fourth Quarter Earnings

FOR IMMEDIATE RELEASE

Contact:	Samuel B. Hay III	David W. Brooks II
	President and CEO	Executive Vice President and CFO
	Main Street Banks	Main Street Banks
	(770) 786-3441	(770) 786-3441

MAIN STREET BANKS REPORTS FOURTH QUARTER EARNINGS

ATLANTA, January 17, 2006 – Main Street Banks, Inc. (Nasdaq: MSBK) reported net income of $6.9 million for the three months ended December 31, 2005 compared to $7.7 million for the same period of 2004. Diluted earnings per share for the fourth quarter of 2005 were $0.32 versus $0.38 for the fourth quarter of 2004.

Net income for the twelve months ended December 31, 2005 was $29.4 million compared to $31.0 million for the same period of 2004. Diluted earnings per share for the twelve months ended December 31, 2005 were $1.35 versus $1.54 for the twelve months ended December 31, 2004. Return on average assets was 1.14 percent for the fourth quarter of 2005 and return on average shareholders’ equity was 9.34 percent. For the twelve months ended December 31, 2005, return on average assets was 1.24 percent and return on average shareholders’ equity was 10.23 percent compared to 1.45 percent and 14.15 percent for 2004.

Fourth quarter results were impacted by merger related expenses of $0.3 million or $0.01 per share incurred in connection with the previously announced pending merger with BB&T Corporation, as well as securities losses of $2.0 million or $0.06 per share that were recognized in the investment portfolio to enhance liquidity. Net interest income improved over the third quarter and the net interest margin widened to 4.43% from 4.26%. Net charge-offs were 0.23% annualized, well within management’s expected range of 0.20% to 0.30%. Delinquent and nonperforming loans increased marginally; however, this increase was largely due to SBA loans, which are backed by the Small Business Administration and have exhibited low losses historically. The methodology the company uses to determine loan loss reserve requirements continues to indicate a loan loss reserve equal to 1.40% of loans.

Noninterest income was weaker than expected at $6.8 million before the investment portfolio loss of $2.0 million pre-tax, compared to $7.3 million in the third quarter of 2005, due to a decline in mortgage revenue and lower SBA revenues as the company re-staffed its SBA function during the quarter. Relative to historic levels, the company’s

Main Street Banks Reports Fourth Quarter Earnings

pipeline for SBA loans and revenues appears strong moving into 2006. Noninterest expense for the fourth quarter of 2005 was $17.9 million compared to $16.9 million in the third quarter of 2005, with increased professional fees related to the pending merger with BB&T Corporation. The increase in expenses was also due to the recognition of supplemental retirement agreements unrelated to the pending merger.

In commenting on the quarter, president and chief executive officer, Samuel B. Hay III, said, “We are pleased with the underlying strength of our earnings and our overall operating performance and believe that Main Street is poised to return to stronger growth in 2006. While nonperforming loans increased somewhat, we believe our asset quality remains sound since most of the increase was in government backed loans in our SBA portfolio, which has historically incurred low loan losses. The Atlanta market is strong and we believe we are well positioned to grow on pace with our markets in 2006. In 2005, we cleared out problem loans, added a new banking center, recognized sizable investment portfolio losses and significantly increased personnel in the last half of the year. Even with this degree of change, we posted a return on assets of 1.24% and cash return on tangible equity of 16.07% for the year. We are excited about our pending merger with BB&T and look forward to increased opportunities in 2006 for our clients and our teammates through this new partnership.”

Credit Quality Remains Positive

As previously mentioned, annualized net charge-offs for the fourth quarter were 0.23% of average loans, compared to 0.48% in the fourth quarter of 2004 and 0.21% in the third quarter of 2005. The company still expects loan losses to be between 0.20% and 0.30% on an annualized basis in the future.

Loans past due 90 days or more and still accruing increased to 0.44% of loans in the fourth quarter from 0.20% in the third quarter of 2005, caused primarily by two residential builder credits which management believe to be adequately secured. Nonperforming assets as a percent of loans plus foreclosed property increased from 0.94% at September 30, 2005 to 0.98% at December 31, 2005, which is at the upper end of the company’s historical range. Most of the increase in nonperforming assets occurred in the SBA portfolio. Nonaccruing SBA loans totaled $6.0 million, representing 45% of the company’s total nonaccruals, as of December 31, 2005.

The allowance for loan losses at December 31, 2005 was $25.2 million and represented 1.40% of loans outstanding at the end of the period, compared to $25.2 million and 1.48% at December 31, 2004.

Balance Sheet Composition Improves

The composition of the balance sheet continued to improve as deposits grew more than loans and wholesale funding was reduced due to sales of investment securities. Average loans grew 4.7% annualized in the fourth quarter of 2005 versus the third quarter of 2005, with deposits growing 10.7% in the same time period. The net interest margin expanded

Main Street Banks Reports Fourth Quarter Earnings

to 4.43% in the fourth quarter, as assets re-priced faster than liabilities and lower yielding investment securities were sold. As loan growth continues to improve and all liabilities are re-priced in the first quarter, the company expects the net interest margin to again contract back to the 4.20% to 4.30% range.

Noninterest Income Lower Due to Decline in Mortgage and SBA Revenue

Noninterest income was $4.8 million in the fourth quarter of 2005 compared to $7.3 million in the third quarter of 2005 and $7.5 million in the fourth quarter of 2004. The primary cause of this reduction was securities losses recognized in the quarter of $2.0 million. Deposit service charges and customer service fees were flat in the fourth quarter of 2005 compared to the third quarter of 2005. Insurance revenues met company expectations, but were down slightly from the third quarter of 2005. Mortgage revenue was down $0.2 million due to slowing origination levels nationally (the Market Composite Index published by the Mortgage Bankers Association as an indicator of mortgage applications was down 19.1% from year ago levels in early January 2006). SBA revenue was down $0.8 million from the third quarter of 2005 as the company re-staffed its SBA function. This decline was somewhat offset by lower SBA commission expense in the quarter. The SBA lending function is now fully staffed and the revenue and loan pipeline appears strong for 2006. The company also received a BOLI death benefit of $0.6 million in the quarter which was largely offset by the recognition of BOLI-funded supplemental retirement agreement expenses of $0.7 million.

About Main Street

Main Street Banks, Inc., a $2.4 billion asset, community-banking organization based in metropolitan Atlanta, provides a broad range of banking, brokerage, insurance, mortgage and payroll products and services through its 24 banking centers located in nineteen of Georgia’s fastest growing communities. Main Street is the largest community banking organization in the Atlanta metropolitan area. On December 15, 2005, Main Street announced that it had entered into a definitive agreement to merge with BB&T Corporation of Winston-Salem, North Carolina in a tax-free exchange of common stock. The transaction is subject to regulatory approval and the approval of Main Street’s shareholders and is expected to close in the second quarter of 2006.

The foregoing may be deemed to be offering materials of BB&T Corporation in connection with BB&T’s proposed acquisition of Main Street Banks Inc., on the terms and subject to the conditions in the Agreement and Plan of Reorganization, dated Dec. 14, 2005, between BB&T and Main Street. This disclosure is being made in connection with Regulation of Takeovers and Security Holder Communications (Release Nos. 33-7760 and 34-42055) adopted by the Securities and Exchange Commission (“SEC”). BB&T and Main Street shareholders and other investors are urged to read the joint proxy statement/prospectus that will be included in the registration statement on Form S-4, which BB&T will file with the SEC in connection with the proposed merger because it will contain important information about BB&T, Main Street, the merger, the persons soliciting proxies in the merger and their interests in the merger and related matters.

Main Street Banks Reports Fourth Quarter Earnings

The respective directors and executive officers of BB&T and Main Street and other persons may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction. Information regarding BB&T’s directors and executive officers is available in its proxy statement filed with the SEC by BB&T on March 25, 2005, and information regarding Main Street’s directors and executive officers is available in its proxy statement filed with the SEC by Main Street on April 22, 2005. Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

The press release does not constitute an offer to sell, or a solicitation of an offer to buy, shares of BB&T common stock, or the solicitation of any proxies from Main Street’s shareholders. After it is filed with the SEC, the joint proxy statement/prospectus will be available for free, both on the SEC web site (http://www.sec.gov) and from BB&T and Main Street as follows:

Alan W. Greer, Shareholder Reporting, BB&T Corporation, P.O. Box 1290, Winston-Salem, NC 27102. Telephone: (336) 733-3021.

David W. Brooks II, Chief Financial Officer, Main Street Banks, Inc., 3500 Lenox Road, Atlanta, GA 30326. Telephone: (770) 786-3441.

In addition to the proposed registration statement and joint proxy statement/prospectus, BB&T and Main Street file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by either company at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC’s other public reference rooms in New York and Chicago.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. BB&T and Main Street filings with the SEC are also available to the public from commercial document-retrieval services and on the SEC’s web site at http://www.sec.gov.

Safe Harbor

Statements made in this press release, other than those containing historical information, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. The forward looking statements herein include, but are not limited to, the expected growth of our traditional banking business through new facilities in high growth locations in the Atlanta market and through new banking personnel, the expected increase in SBA pipeline and strength of revenues from SBA lending in 2006, the expected overall growth of Main Street in 2006, and the expected

Main Street Banks Reports Fourth Quarter Earnings

annualized loan losses for Main Street in the future. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth herein, including: possible reversals in market, economic and business conditions; the prospects and performance of loans and borrowers; the ability to attract new customers; possible changes in monetary and fiscal policies, laws and regulations; the effects of easing of restrictions on participants in the financial services industry; possible changes in the creditworthiness of customers and the possible impairment of loans; the effects of changing interest rates and other risks and factors identified in the company’s annual report on Form 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission. Main Street undertakes no obligation to update these statements following the date of this press release. In addition, Main Street, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the judgment of Main Street’s senior management based upon current information and involve a number of risks and uncertainties. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

For additional information about Main Street Banks, Inc.’s financial performance, products and services, please visit our web site at www.mainstreetbank.com.

To hear a live webcast of Main Street Banks, Inc.’s fourth quarter earnings conference call at 10 a.m. (ET) today, please visit our web site at www.mainstreetbank.com. Shortly following the conference call and for a limited time thereafter, listeners may access archived versions of the presentation via the website or at 1-800-925-9941.

Financial Tables Follow